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                                                                    EXHIBIT 99.1

OSI PHARMACEUTICALS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

- CONFERENCE CALL AND WEBCAST TO FOLLOW -

MELVILLE, NEW YORK - AUGUST 10, 2004 - OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced its financial results for the Company's third quarter ended June 30, 2004. The Company reported net losses for the third quarter and nine-month period of $47.3 million ($1.19 net loss per share) and $137.2 million ($3.50 net loss per share), respectively, compared to net losses of $75.1 million ($2.03 net loss per share) and $132.4 million ($3.62 net loss per share) for the third quarter and nine month period, respectively, in the prior year.

Revenues for the three and nine months ended June 30, 2004 were $11.2 million and $29.8 million, respectively, compared to $8.0 million and $20.1 million for the respective prior year periods. Included in revenues for the current three and nine-month periods were sales commissions and product sales of $9.9 million and $25.9 million, respectively, compared to $5.6 million and $6.5 million for the comparable prior year periods. The increase in sales commissions and product sales for the quarter primarily reflects the impact of the Company's new commercial organization which only began promoting Novantrone(R) for oncology indications in the U.S. in March of 2003.

Total operating expenses for the three and nine months ended June 30, 2004 were $52.7 million and $157.7 million, respectively, compared to $82.9 million and $153.8 million, for the comparable prior year periods. The prior year three and nine-month periods included an in-process research and development charge of $31.3 million related to the acquisition of in-process research and development acquired from Cell Pathways, Inc. in June 2003. Net of this charge, the increase in the current year nine-month period primarily relates to an increase in selling, general and administrative costs, amortization of intangibles and cost of product sales. Included in cost of product sales for the current nine-month period was a charge of $2.0 million related to certain excess inventory the Company acquired from Cell Pathways. The increase in SG&A cost was primarily related to anticipated increased costs associated with (i) the expansion of the Company's commercial and administrative operations, (ii) the Company's share of increased marketing and commercialization costs relating to Tarceva(TM), and
(iii) costs relating to the closing of the Company's Pennsylvania facility, acquired in the Cell Pathways acquisition.

Amortization expense also increased by $652,000 and $9.3 million for the three and nine month periods, respectively, relating to the acquisition of marketing rights for Novantrone(R) and Gelclair(R). OSI also saw an increase in interest expense over the prior year periods associated with the interest on convertible notes the Company issued in September 2003 and the accrual of an additional $3.7 million of guaranteed interest related to the conversion of the convertible notes due February 2009.

In June 2004, OSI called for the full redemption of the outstanding $160 million of its 4% convertible senior subordinated notes due February 2009. All of the holders of these notes converted their notes into shares of OSI common stock prior to the redemption date of July 19, 2004. As a result OSI issued 3.2 million shares of common stock and has outstanding convertible senior subordinated notes in the
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principal amount of $150 million, which are due in 2023. The total number of shares of OSI common stock outstanding is now approximately 43.2 million shares. OSI reported approximately $321.9 million in cash and investment securities as of June 30, 2004.

The Company also announced today that it proposed to consolidate all of its U.K.-based oncology research and development activities into its New York locations by approximately November 30, 2004. The consolidation could result in a reduction in the Company's U.K.-based oncology workforce by approximately 90 employees and a reduction in the overall research headcount globally. The Company anticipates savings of $10-15 million per year in annual operating expense, however the Company also anticipates that its overall workforce will remain at approximately 500 employees as it continues to expand its sales force ahead of an anticipated approval of Tarceva(TM). The Company also plans increases in its investment in translational research programs supporting Tarceva(TM) and the rest of the Company's clinical pipeline and in the Company's diabetes and obesity subsidiary, Prosidion Limited. Prosidion will continue to be based in the U.K., and following the successful acquisition of the Dipeptidyl Peptidase IV assets from Probiodrug AG, Prosidion expects to double in size to approximately 65 employees.

"The Company is at an exciting stage in its evolution and, in preparing for an anticipated launch of Tarceva(TM), we are determined to manage our cost base diligently as we make the important transition from a development stage to a commercialization stage organization," stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "The decision to consolidate our U.K.-based oncology research into the U.S. was not an easy one, but we have prioritized the need to expand our commercial infrastructure and increase our level of investment in both translational research and our promising diabetes and obesity subsidiary, Prosidion. We recognized that we could not make these investments without making hard choices elsewhere in the business."

PIPELINE HIGHLIGHTS / DEVELOPMENTS

TARCEVA(TM)
In April, the Company announced that the pivotal Phase III Tarceva(TM) trial, Study BR.21, met all of its pre-determined study endpoints (including survival, progression free-survival, time to symptom deterioration, and objective tumor response). This was a 731-patient, double-blind, placebo-controlled trial which compared single-agent Tarceva(TM) to placebo in the treatment of patients with advanced non-small cell lung cancer (NSCLC) following the failure of first or second-line chemotherapy. These results make Tarceva(TM) the first and only targeted therapy to demonstrate an improvement in survival for NSCLC patients. Detailed results of the BR.21 study as well as results from earlier clinical studies examining Tarceva(TM) in various indications and combinations including the combination of Tarceva(TM) and Avastin(R) in the treatment of metastatic renal cell carcinoma and relapsed NSCLC were presented in June 2004 at the 40th Annual American Society of Clinical Oncology (ASCO) meeting in New Orleans, LA.

In June, OSI announced that Tarceva(TM) was granted Pilot 1 Status under the U.S. Food and Drug Administration's (FDA) Pilot 1 Program for Continuous Marketing Applications. The Pilot 1 Program is designed to expedite the review process for investigational products, such as Tarceva(TM), that have been given Fast Track status and that have demonstrated significant promise in clinical trials as a therapeutic advance over available therapy for a disease or condition. Tarceva(TM) is one of the first drugs to be


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reviewed under this new Pilot 1 Program. Subsequent to the quarter, OSI announced on August 2, 2004 that it completed the submission of the New Drug Application (NDA) for FDA approval of Tarceva(TM). Assuming a full six-month review by the FDA, the Company would project a possible approval in the United States in the first quarter of calendar 2005.

OSI-7904L
OSI also announced that it has initiated a randomized, open label, Phase II clinical study of OSI-7904L versus 5-fluorouracil (5-FU) as first-line treatment in patients with advanced or metastatic gallbladder or biliary tract cancers. This multi-center study is scheduled to enroll approximately 60 patients in North America and Europe, and is designed to evaluate the efficacy and safety of OSI-7904L in parallel with that of 5-FU.

In addition to the initiation of this Phase II study in gallbladder and biliary cancers, the Company's overall OSI-7904L program includes an ongoing Phase II clinical study of OSI-7904L in chemotherapy-naive gastric and gastroesophageal junction cancer patients and two on-going studies evaluating the use of OSI-7904L in combination with the chemotherapy agents cisplatin and oxaliplatin.

OSI-7904L is a liposomal formulation of a potent thymidylate synthase (TS) inhibitor which is designed to improve activity by changing the drug exposure (pharmacokinetic) profile when compared to its non-liposomal formulation, thereby maintaining active concentrations of drug in the tumor for extended periods of time. OSI-7904L is currently being developed by the Company as a potential next-generation cytotoxic drug and competitor to 5-FU, a leading TS inhibitor currently marketed.

SAAND'S PLATFORM
In line with OSI's expectations, in June 2004, the Company announced that a Phase III study of Aptosyn(R) in combination with docetaxel in advanced NSCLC did not meet its primary and secondary endpoints. Aptosyn(R) was part of the Selective Apoptotic Anti-Neoplastic Drug (SAANDs) platform acquired from Cell Pathways. The Company also announced results from a Pilot Phase II study of OSI-461, the follow-on molecule to Aptosyn(R), in Crohn's disease. OSI-461 was tested at 200mg BID for up to eight weeks in patients with moderately to severely active Crohn's disease. Clinical response rate (as measured by a >70 point reduction in the Crohn's disease activity index (CDAI)) was the primary endpoint, and a clinical remission rate (CDAI<150) was among the secondary endpoints. Thirteen (42 percent) of patients had either a clinical response (8/31) or a clinical remission (5/31). Eight (26 percent) of the patients experienced abdominal pain, which was the most common adverse event reported in the study. The Company believes that these results are borderline and need to be interpreted with caution in the context of a disease that has a well-documented variable course. OSI is currently conducting a Phase I study in cancer patients to explore whether increases in systemic exposure of OSI-461 can be achieved by administering the drug with food and will consider the most appropriate next steps for the entire OSI-461 program based upon the results of this study. The SAANDs program continues to be an area of research activity within the Company's overall efforts in developing pro-apoptotic anti-cancer drugs.

CORPORATE HIGHLIGHTS FOR THE QUARTER

TARCEVA(TM):  PROMOTION, MARKETING AND MANUFACTURING AGREEMENTS
In June, OSI and Genentech announced that they entered into two agreements detailing the roles of the two parties with respect to promotion, marketing and manufacturing responsibilities for Tarceva(TM) once


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it is approved for distribution in the U.S. market. As stated in an original
2001 co-development and commercialization agreement, Genentech will have the lead responsibility for the marketing and promotion of Tarceva(TM) in the U.S. OSI will co-promote Tarceva(TM) and field at least 25% of the combined U.S. sales force. In addition, OSI has the responsibility for clinical and commercial manufacturing and supply of Tarceva(TM) in the U.S. market.

PROSIDION: DIABETES & OBESITY SUBSIDIARY
During this past quarter, OSI announced that Prosidion Limited, its majority-owned United Kingdom subsidiary focused on the discovery and development of diabetes and obesity therapeutics, entered into an asset purchase agreement with Probiodrug AG. The assets acquired by Prosidion include a platform of Dipeptidyl Peptidase IV (DP-IV) technology, which includes PSN9301 (formerly P93/01), a clinical candidate that is in Phase II clinical trials for the treatment of Type 2 diabetes and issued method-of-use claims that have been non-exclusively licensed to other companies (including Merck & Co., Inc. and Novartis, Inc.) for future milestones and royalty payments. Upon closing of the acquisition on July 26, 2004, Prodision paid $35 million in cash to Probiodrug and additional milestone payments are due to Probiodrug upon the successful development of PSN9301.

OSI considers expansion into a second disease area to be an important part of its strategy for long-term value creation. In June, OSI's Board of Directors authorized a further investment of $50 million in Prosidion, in addition to the $10 million invested in April 2004, in order to finance the acquisition and fund the ongoing research and development efforts at Prosidion. OSI owns approximately 96% of Prosidion following the latest round of investment.

CONFERENCE CALL
OSI will host a conference call reviewing the Company's third quarter financial results, product portfolio and business developments on August 11, 2004 at 10:00am (Eastern Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-888-5452 (U.S.) or 1-719-867-0660 (international) to listen to the call. Telephone replay is available approximately two hours after the call through August 18, 2004. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 717611.

ABOUT OSI PHARMACEUTICALS
OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development, and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality of life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and a next-generation cytotoxic chemotherapy agent. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, has successfully completed Phase III clinical trials for lung cancer and is the subject of an ongoing New Drug Application (NDA). OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis. OSI has also established Prosidion Ltd., an independently operated diabetes and obesity subsidiary based in the United Kingdom. For additional information about the company, please visit http://www.osip.com.


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This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM), OSI-7904L, OSI-461, P93/01 and Aptosyn(R) are an investigational compounds and have not yet been approved as safe or efficacious in humans for their ultimate intended use.

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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

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
Consolidated Statements of Operations                 Three Months Ended June 30,          Nine Months Ended June 30,
(Unaudited)                                            -------------------------           -------------------------
(In thousands, except per share data)                     2004            2003               2004             2003
                                                       ---------       ---------           ---------       ---------
Revenues:
 Sales commissions and product sales ..............    $   9,866       $   5,636           $  25,948       $   6,523
 License and other revenues .......................        1,300           1,519               3,825           4,478
 Collaborative program revenues ...................           --             867                  --           9,085
                                                       ---------       ---------           ---------       ---------
  Total revenues ..................................       11,166           8,022              29,773          20,086
                                                       ---------       ---------           ---------       ---------

Expenses:
  Cost of product sales ...........................          108              55               2,262              55
  Research and development ........................       25,352          24,301              76,178          76,297
  Acquired in-process research and development ....           --          31,290                  --          31,290
  Selling, general and administrative .............       22,655          23,336              65,279          41,496
  Amortization of intangibles .....................        4,574           3,922              13,986           4,666
                                                       ---------       ---------           ---------       ---------
   Total expenses .................................       52,689          82,904             157,705         153,804
                                                       ---------       ---------           ---------       ---------
    Loss from operations ..........................      (41,523)        (74,882)           (127,932)       (133,718)

Other income (expense):
  Investment income - net .........................        1,271           1,567               4,185           6,469
  Interest expense ................................       (6,576)         (1,605)            (12,216)         (4,817)
  Other expense - net .............................         (517)           (198)             (1,219)           (321)
                                                       ---------       ---------           ---------       ---------
Net loss ..........................................    $ (47,345)      $ (75,118)          $(137,182)      $(132,387)
                                                       =========       =========           =========       =========

Basic and diluted net loss per common share .......    $   (1.19)      $   (2.03)          $   (3.50)      $   (3.62)
                                                       =========       =========           =========       =========

Weighted average shares of
 common stock outstanding .........................       39,643          36,992              39,173          36,618
                                                       =========       =========           =========       =========
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
Condensed Consolidated Balance Sheet             June 30,        September 30,
(In thousands)                                     2004              2003
                                                --------           --------
                                               (unaudited)

Cash and investments securities
 (including restricted investments)...          $321,903           $404,147
                                                ========           ========

Total assets .........................          $484,022           $591,502
                                                ========           ========

Total  stockholders' equity ..........          $111,039           $218,057
                                                ========           ========
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